UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                         Commission File Number: 0-32355

    [ ] Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ X ] Form 10-QSB [ ] Form N-SAR

For Period Ended:  September 30, 2001

[  ]  Transition Report on Form 10-KSB    [  ]  Transition Report on Form 10-QSB
[  ]  Report on Form 20-F                 [  ]  Transition Report on Form N-SAR
[  ]  Transition Report on Form 11-K
For the Transition Period Ended:
                                    --------------------------

  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                         PART I - REGISTRANT INFORMATION

CYOP Systems International Incorporated
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Full Name of Registrant

Triple 8 Development Corporation
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Former Name if Applicable

Suite 300, 1286 Homer Street
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Address of Principal Executive Office (Street and Number)

Vancouver, British Columbia, Canada  V6B 2Y5
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City, State and Zip Code

                        PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

                                                      (Check box if appropriate)

[ X ] The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ] The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;

[   ]    The accountant's statement or other exhibit required by Rule 12b-25(c)
         has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-KSB, 20-F, 11-K, 10-QSB, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period:

         As a result of the implementation of new accounting systems over the fiscal quarter, the Company and its independent accountants have not yet completed the nine month financial statements for the period ended September 30, 2001. These statements will be completed and filed on or before November 19, 2001.

                           PART IV - OTHER INFORMATION

1. Name and telephone number of person to contact in regard to this notification:

   Mitch White                        (604)                      647-6400
------------------              ------------------         -----------------
      (Name)                       (Area Code)             (Telephone Number)

2. Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
         filed? If answer is no, identify report(s).           [ X ] Yes [  ] No

3. Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?                            [  ] Yes [ X ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable est6imate of the results cannot be made.

                     CYOP SYSTEMS INTERNATIONAL INCORPORATED
                     ---------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    November 14, 2001               By: /s/ Mitch White
         --------------------               ------------------------------------
                                             Mitch White, President and Director

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION
   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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